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Exhibit 16.1

September 1, 2005

Securities and Exchange Commission
100 F Street, N. E.
Washington, DC 20549

Commissioners:

We have read the statements made by Broadengate Systems, Inc. which were filed with the commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated July 1, 2005. We agree with the statements concerning our Firm in such Form 8-K, except for the date of dismissal, which was July 7, 2005 based upon a letter as received from the Company.

Very Truly Yours,

Blackman Kallick Bartelstein LLP

Blackman Kallick Bartelstein, LLP
Chicago, Illinois